                                                          Exhibit 11.1


                         FLEXTRONICS INTERNATIONAL LTD.

                   Computation of net income (loss) per share
                       (in thousands, except share data)

                                                                                      Three Months    Nine Months
                                                              Year Ended                 Ended           Ended
                                                               March 31,              December 31,    December 31,
                                                 ---------------------------------    ------------    -----------
                                                  1994          1995         1996         1996            1996
                                                 -----        -------      -------      -------         -------
Shares issued and outstanding                    6,779        11,404       12,536       13,420          13,335

Common stock equivalents
  warrants and stock options                       951           699                     1,050           1,042
                                                ------       -------      -------      -------         -------
                                                 7,730        12,103       12,536       14,470          14,377
                                                ======       =======     ========      =======         =======

Net income (loss) before extraordinary gain     $1,735       $ 6,156     $(17,412)     $    68         $10,536

Extraordinary gain                                 416
                                                ------       -------     --------      -------         -------
Net income (loss) after extraordinary gain      $2,151       $ 6,156     $(17,412)     $    68         $10,536
                                                ======       =======     =========     =======         =======

Earnings per share:

Net income (loss) before extraordinary gain     $ 0.23       $  0.51     $ (1.39)      $  0.01         $  0.73

Extraordinary gain                                0.05
                                                ------       -------     --------      -------         -------
Net income (loss) after extraordinary gain      $ 0.28       $  0.51     $ (1.39)      $  0.01         $  0.73
                                                ======       =======     =======       =======         =======

Note:

        Net income is computed using the weighted average number of Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options computed using the treasury stock method.

        The computations of the respective years give retroactive effect to the acquisition of nCHIP, Inc. which was accounted for under the pooling of interest method. Hence, the number of share equivalents and net income are restated as if the acquisition took place on April 1, 1993.